EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-248578) on Form S-3 and (No. 333-214475) on Form S-8 of Heritage Global Inc. of our report dated March 8, 2021, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Heritage Global Inc. for the year ended December 31, 2020.

/s/ BAKER TILLY US, LLP

San Diego, California

March 8, 2021